                                                                  Exhibit 12 (b)
                              J. C. Penney Company, Inc.
                            and Consolidated Subsidiaries

              Computation of Ratios of Available Income to Fixed Charges





                                                52 weeks              52 weeks
                                                  ended                 ended
                                                 July 29,              July 31,
     ($ Millions)                                  2000                  1999
                                                _________             _________

     Income from continuing operations          $     45              $     947
        (before income taxes and
        capitalized interest)

     Fixed charges

     Interest (including capitalized
     interest) on:

        Operating leases                             272                    225
        Short term debt                               78                    123
        Long term debt                               504                    556
        Capital leases                                 2                      2
        Other, net                                     -                     (5)
                                                _________             __________


     Total fixed charges                             856                    901
                                                _________             __________


     Total available income                     $    901              $   1,848
                                                =========             ==========
     Ratio of available income to
        fixed charges                                1.1                    2.1
                                                =========             ==========




     The Company believes that, due to the seasonal nature of its business, ratios for a period of time other than a 52 week period are inappropriate.